UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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PRIDE INTERNATIONAL, INC.

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Pride / Ensco Merger
Frequently Asked Questions
We know that the merger raises many questions for employees, questions that in some cases cannot be responded to immediately because we do not yet have the answers. However, we want to keep employees as informed as possible throughout the merger process by responding to questions as soon as information is available. The responses to your questions will be updated regularly in this Frequently Asked Questions (FAQ) document.
If you would like to submit a question, please e-mail mergerquestion@prideinternational.com. We will seek to answer your question within this FAQ document as soon as possible.
Please continue to check the FAQ document in the Merger News Corner of the Pride Platform as new FAQs will be posted regularly.

NOTE:	The responses contained within this document are provided in the context of the announced merger between Pride and Ensco being finalized in 2011.
Question Categories

New FAQs	2

Previously posted FAQs
General Merger Questions	7
Personnel & Staffing	10
Benefits & Compensation	11

Employee Merger Questions	Page 1

New Merger Questions
General

Feb. 18	Why does Pride use the word “merger” and Ensco the word “takeover” ?

As a legal matter, the transaction is in fact a merger, which explains why we refer to it that way. However, Ensco has agreed to acquire all the outstanding stock of Pride, so, in this sense, it is an acquisition of our company by Ensco, for which Ensco has agreed to pay a premium to our stockholders.

Feb. 18	Will the company name change to Ensco plc or will it remain Pride International, Inc.?

After the merger is complete the combined company will be named Ensco plc.

Feb. 18	Will a third party be brought in to handle/manage the post acquisition integration (e.g. consulting group)?

It is not anticipated that any third party consulting group will be used to assist with the post acquisition integration. Ensco has communicated that the integration will be done with internal resources. It is anticipated that integration teams will eventually be formed consisting of employees from both Ensco and Pride.

Feb. 18	Is there a target date for when the post acquisition integration plan will be finalized?

There has been no target date set for the finalization of the post acquisition integration.

Systems and Process

Feb. 18	Will spare parts and inventory management be kept separately in E1, or back into the maintenance management system? Will E1 still be used for inventory control and purchasing or will we adopt Ensco’s system?

At this time we do not know whether our E1 system or Ensco’s system will be used for inventory control or purchasing. We will answer this question as soon as further details are available from the ongoing integration process.

Feb. 18	Do we know what the Ensco maintenance management and inventory system is?

Ensco is using the Purchasing & Inventory Modules from Peoplesoft (their Enterprise Resource and Planning (ERP) system equivalent to our E1). Their inventory is managed on a separate Peoplesoft module. At this point, we do not know what will be the next company maintenance system, but Ensco has also looked at Maximo 7.0 as they desire, like Pride, to upgrade their current system.

Employee Merger Questions	Page 2

New Merger Questions
Systems and Process

Feb. 18	Will procedures like the equipment failure report, request engineer services, modification authorization form, etc., remain, be superseded by something better, or be merged into the maintenance management system?

Ensco has the same focus with these key processes and while we do not know if these processes will remain in the current format, the fundamentals and principles will remain. Until we finalize the details, we will continue to use Pride policies and procedures and will communicate any changes as soon as we know more.

Personnel & Staffing

Feb. 18	Will Ensco try to mix/redistribute Ensco and former Pride personnel over their rigs as soon as possible, so as to facilitate one culture, or will 2 companies and 2 cultures remain?

At this time, we do not know how personnel will be allocated in the future. However, to reiterate what Louis stated in his announcement of the merger, both Pride and Ensco share a similar set of core values: safety, ethics, operational excellence, employee development and customer satisfaction. These shared values will be the foundation that the culture of the combined company is built upon.

Feb. 18	Does Ensco use the split responsibility model (asset vs. performance management) also, or a different model, and if so, which will be followed / introduced ?

Ensco does not have the split responsibility model (asset vs. performance management) in their operations. However, they are intrigued by the Pride operating approach and are spending time becoming more familiar with the Asset Management Model. It has not yet been determined how joint operations will be organized. This will be determined at a later date.

Feb. 18	What happens to the status for employees who are currently being sponsored by Pride for their permanent residency?

Pride will continue with sponsorship for individuals in this situation at this time. Ensco will be reviewing this during the integration process. If the individual remains with the combined company it is expected that the sponsorship will continue.

Feb. 18	Will the long term cooperation Pride has with subcontractor Ahlers continue under the new merger?

Pride will continue the relationship with Ahlers until the closing of the merger. Ensco will be reviewing this during the integration process.

Employee Merger Questions	Page 3

New Merger Questions
Benefits and Compensation

Feb. 18	Will our medical insurance change and if so when would that occur?

Those enrolled in Pride’s health benefits will remain in the plan through 2011. During the next open enrollment, we expect that employees will be offered the same health benefits offered to all Ensco employees.

Feb. 18	Will the Previnter medical plan change?

Those enrolled in Pride’s Previnter medical plan will remain in the plan through 2011. During the next open enrollment, we expect that employees will be offered the same health benefits offered to all Ensco employees.

Feb. 18	Will the Ensco health insurance plan allow me to add my spouse even if he or she chooses not to use his or her own company provided health insurance?

Ensco’s current health insurance in the U.S. does require an employee’s spouse to take his or her company insurance as primary if that insurance is available. However, Pride employees will remain on their current insurance for all of 2011. On January 1, 2012, we expect that a new healthcare insurance plan will be adopted for the combined company. This plan may not require an employee’s spouse to be covered by his or her company insurance as primary. This has not yet been decided. The new plan will be communicated to employees during the next open enrollment period following the merger.

Feb. 18	Will there be any changes to the Pride tuition reimbursement program?

Pride’s educational assistance policy will remain in effect until the merger with Ensco closes. Anyone who has approved coursework started prior to the merger will be reimbursed according to the Pride tuition reimbursement policy.

Feb. 18	Will there be any changes to the fitness reimbursement program?

Pride’s fitness reimbursement policy in Houston will remain in effect until the merger with Ensco closes. Ensco does currently provide a fitness reimbursement at their Dallas office.

Feb. 18	Will there be any changes to Pride’s retention bonus plan?

Ensco currently has retention plans in place. Pride retention plans will continue unchanged until Ensco develops a plan for the combined companies.

Employee Merger Questions	Page 4

New Merger Questions
Benefits and Compensation

Feb. 18	When will we move to the Ensco payroll structure and be presented with changes in pay grades, if any?

Both Ensco & Pride have similar compensation philosophies and programs. While there will be some changes to ensure a consistent pay program, major changes are not anticipated at this time. The move to one compensation program will take place as part of the integration process over the next 12 months.

Feb. 18	Will we stay with Fidelity 401K or will we be changing to another 401K?

Ensco will evaluate both companies’ 401(k) plans to determine which platform will best service the needs of all employees going forward. Ensco’s provider, T. Rowe Price, and Fidelity are both highly reputable and leaders in the retirement plan industry.

Feb. 18	Does Ensco provide a 6% company matching 401k investment benefit as Pride does?

Pride employees who participate in the 401(k) program will be eligible to continue saving for retirement in Ensco’s plan. Both Pride and Ensco have plans that match employees’ contributions; Pride up to 6% and Ensco up to 5%. However, Ensco’s plan currently has a profit-sharing feature which is beneficial to plan participants.

Feb. 18	At the time of the acquisition and change of control, will we be able to roll our 401k money into an IRA?

At this time, it is not known whether Pride’s plan with Fidelity will transfer to Ensco or if Ensco’s current plan with T. Rowe Price will be the one available to employees. The IRS allows you to make a tax-free 401k rollover into another employer qualified retirement plan or, if your employment is terminated, into your Individual Retirement Account (IRA).

Feb. 18	Will we still be able to purchase Pride stock through the Pride Employee Stock Purchase Plan for the first half of this year?

Yes. If Pride remains an independent company on the next scheduled purchase date of the ESPP (June 30, 2011), stock purchases under the plan may be made. If the merger closes prior to June 30, 2011, Pride will establish a final purchase date that is before the closing date, and the purchase of Pride stock will be made on that date based on cash balances as of such date. After this final purchase date, no new purchase period will begin under the ESPP, and the ESPP will be discontinued.

Feb. 18	Does Ensco have an Employee Stock Purchase Plan (ESPP)?

Ensco does not have an Employee Stock Purchase Plan. However, they currently have an Employee Profit Sharing Plan that the company contributes to on behalf of employees each year.

Employee Merger Questions	Page 5

New Merger Questions
Benefits and Compensation

Feb. 18	If the merger is not complete by the time Pride employees are eligible to buy Pride stock through the ESPP, can you explain what the employees with Pride stock will receive as part of the stock conversion to Ensco?

Employees who fully own Pride stock will be treated like any other common stock holder of Pride. Each share will receive $15.60 cash and .4778 newly issued shares of Ensco.

Feb. 18	Can you explain how recently awarded long term incentive plan shares will be handled and how it impacts the planned, future distribution?

Any unvested Pride Restricted Stock Units will vest when the merger closes. Employees will fully own the stock, which will then be treated like any other common stock of Pride. Each share will receive $15.60 cash and .4778 new issued shares of Ensco. There will be further communication on this vesting and conversion process including information on the tax procedures, as Pride will be required to withhold shares to pay employee federal tax obligations on the full vesting of the Pride Restricted Stock Units.

Feb. 18	Will we pay out accrued vacation time in addition to severance pay to any employees terminated as a result of the merger?

If terminated, employees that are eligible for severance payments under Pride’s Change of Control Plan will receive compensation for earned but unused vacation time in addition to severance pay.

Feb. 18	What is the status of the friends and family summer program for 2011?

The friends and family summer program will not be conducted this year.

Employee Merger Questions	Page 6

General Merger Questions

Feb 8	Why Ensco and what are the benefits of combining our two companies?

We have been very clear in our commitment to grow Pride’s strategic position and increase our critical mass in a value-added way, with a diversified geographic footprint, while maintaining a strong balance sheet. We routinely consider acquiring speculative assets, contracting for additional newbuilds, and industry consolidation opportunities, and, after considering this particular opportunity, we knew that Pride and Ensco would match up extremely well in terms of our respective operations.

Our rig fleets, markets, customers and expertise complement each other with minimal overlap. Pride has valuable expertise building and operating drillships and has strong relationships with leading customers such as Petrobras, Total, BP and others. Ensco’s strengths include its premium jackup and ultra-deepwater semisubmersible fleets and its market presence in the North Sea, Southeast Asia, North America and the Middle East. Together, we will form an even stronger company that is well positioned to capitalize on emerging growth opportunities within our industry.

By bringing our two companies together, we will create the world’s second largest offshore driller in terms of fleet size, geographic presence and number of customers which should accelerate our growth in rapidly expanding markets.
Customers will benefit from a talented and experienced workforce, a wider range of drilling solutions and a larger fleet that spans six continents.

Financially, we will have a strong balance sheet that allows us to continue to reinvest in our business.

The extensive time and effort spent to transform Pride to a company that has gained the favor of clients and investors alike, has been rewarded, and because of this effort, we were in a position to evaluate a very good opportunity from Ensco.

Feb 8	Isn’t Ensco just a jackup company?

No. While it is true Ensco has the industry’s largest fleet of jackup rigs with 47, the company has also invested over $3 billion in new deepwater rigs over the last four years and will be adding a total of eight units to the combined deepwater fleet once all units currently under construction are completed. These deepwater rigs are a major contributor to the Ensco earnings profile and will drive the company’s growth in the future. A significant contribution of revenue will still be realized from the deepwater segment, and overall revenues from the combined floating fleet will be 55 percent.

Feb 8	What should employees be doing in the interim period while the merger is approved?

Pride and Ensco must operate as two independent companies in the interim since no changes will be implemented until the transaction is completed, so employees should know that it’s business as usual. We all have some very important responsibilities and these should continue to get your full attention. In the meantime, we look to Pride employees to continue to focus every day on our core values of safety, ethical behavior, operation excellence, employee development and customer satisfaction. Finally, please do not contact employees at Ensco unless directed to do so by your supervisor.

Employee Merger Questions	Page 7

General Merger Questions

Feb 8	How will our customers respond?

We think Pride and Ensco customers will embrace this combination. Members of Pride and Ensco will be contacting their respective client bases to explain the combination which will create the world’s second largest offshore driller with the youngest fleet of floaters, capable of addressing an increased number of offshore drilling needs. Customers can expect to continue to receive the high quality level of service that both companies are known for.

Feb 8	What needs to be done for the transaction to be approved and when will that be done?

We will be working toward obtaining regulatory approvals first. Special shareholders’ meetings will also have to be held at Pride and Ensco. Assuming we are able to gain approvals and shareholder support, we anticipate that the combination of the two companies will become effective during the second quarter of 2011.

Feb 8	Who will run the company?

Ensco’s Chairman, President and CEO, Dan Rabun, and Senior Vice President and Chief Financial Officer, Jay Swent, will both continue to serve in those roles in the combined company. The balance of the leadership team will be determined over the coming months and will be communicated through Merger News Corner on the Pride Platform. The company will benefit from the combined knowledge and expertise of personnel from both companies.

Feb 8	Will systems, policies and procedures change?

Over time, operating systems, policies and procedures that incorporate best practices from our two companies will be standardized across the organization. We do not anticipate any significant changes to day-to-day operations on the rigs.

Feb 8	What should I do if an external party contacts me about this transaction?

Employees who receive requests from external parties seeking information about this transaction should refer the call to Jeff Chastain or Kate Perez in Investor Relations & Corporate Communications.

Feb 8	How will I be kept informed regarding developments and decisions going forward?

We will provide regular updates to the Pride employee base as developments warrant which will be posted on the Pride Platform — Merger News Corner. We recognize employees’ desire for information and we are committed to providing this information as it becomes available. For now, it is business as usual. In the meantime, we will continue to rely on all Pride employees to do their usual excellent work.

Employee Merger Questions	Page 8

General Merger Questions

Feb. 8	Are the cultures and core values of the two companies complementary?

Absolutely. Both companies share the same core values: safety, ethical behavior, operation excellence, employee development and customer satisfaction, all of which were critical to the combination of the two companies. This shared culture will be the foundation to achieving the numerous benefits of the combination.

In addition, as we grow as a combined company, management is committed to ensuring that employees continue to have more career opportunities to support an even larger organization with more advanced drilling technologies and new geographies. Customers will benefit from our talented and experienced workforce, a wide range of drilling solutions, a larger fleet and a strong balance sheet.

Feb. 8	What if I have more questions?

Please contact your supervisor with any additional questions or submit them via e-mail to mergerquestion@prideinternational.com.

Employee Merger Questions	Page 9

Personnel & Staffing Questions

Feb. 8	What employees will be affected by this combination of the two companies?

The vast majority of Ensco and Pride employees will not be materially affected by the acquisition. As we consolidate our two companies, however, select offices will be combined and there will be redundant positions in certain departments. There is a plan to consolidate Pride’s Houston office with Ensco’s Dallas office into one office in Houston. The transition plan is being developed and we will keep you apprised accordingly.

The office consolidation will result in overlapping personnel and certain employees will not be offered positions in the combined company. We are currently evaluating all positions and employees that may be affected by the office consolidation and we will communicate directly with those employees as soon as possible. No changes will be made until the closing, which then will be followed by a transition period.

Over time, as more rigs are delivered and new construction projects commence for recently ordered rigs, more positions will be created within our fleet, in the shipyards and in various support functions.

Feb. 8	How will Pride corporate office employees be impacted?

Because the combined Pride/Ensco organization will be twice as large as either company is on its own, we anticipate that many corporate office employees will be needed to support the combined company. Additionally, Ensco has indicated that it will move its principal U.S. office from Dallas to Houston so we expect that many of our Houston-based employees will be offered opportunities in the combined organization.

Again, a shared value of both companies is our commitment to Employer of Choice initiatives. Pride and Ensco know that our people are our greatest asset and you can expect to see further investment in initiatives that will support the retention and development of employees in the combined company.

Feb. 8	How will my job be affected?

We do not anticipate much impact on our rig and shore-base operational employees. Employees who are in support departments may or may not see longer-term changes, again depending on their work location.

Employee Merger Questions	Page 10

Benefits & Compensation

Feb. 8	Will my pay and benefits be affected by this change?

In the near term, this change will not have any impact on your pay or benefits. Over time, both companies will evaluate how their compensation and benefits plans are structured and we will move towards standardizing them. Both companies currently offer similar competitive salary and benefits to their employees.
Additional Information In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF Ensco AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com  under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com  under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 5, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.

Employee Merger Questions	Page 11